EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this AAgreement) is made between Fusion Networks Holdings, Inc., a Delaware corporation (the ACompany@), and Gary Goldfarb (AGoldfarb@). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the AEffective Date@ set forth in Schedule 1 below.

                              W I T N E S S E T H:

     WHEREAS, the Company desires to obtain the services of Goldfarb, and Goldfarb desires to be employed by the Company upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

     1. Employment. Subject to (i) the terms and conditions hereinafter set forth and (ii) the approval of this Agreement and election of Goldfarb by the Company=s Board of Directors (ABoard@), the Company hereby agrees to employ Goldfarb, and Goldfarb hereby agrees to serve the Company, as President and Chief Executive Officer (AEmployment@).

     2. Scope of Employment.

     (a) During the Employment, Goldfarb will serve as President and Chief Executive Officer and shall report to the Board. Subject to his election in accordance with the Company=s by-laws and with applicable law, Goldfarb shall serve as a member of the Board. Goldfarb will (i) devote his full time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

     (b) Section 2(a) shall not be construed as preventing Goldfarb from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided in no event shall any such service, business activity or investment require the provision of substantial services by Goldfarb to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any material respect with the performance of Goldfarb's duties hereunder.

     3. Compensation and Benefits During Employment. During the Employment, the Company shall provide compensation and benefits to Goldfarb as follows.

     (a) The Company shall pay Goldfarb, subject to the terms and conditions of this Agreement, a base salary (the "Base Salary") at the rate of not less than the AInitial Salary@ set forth in Schedule 1, payable in accordance with the normal payroll practices of the Company but in no less than equal bi-weekly installments, less withholding required by law or agreed to by Goldfarb.

     (b) Upon execution of this Agreement by Goldfarb, the Company shall pay to Goldfarb the signing bonus (ASigning Bonus@) set forth in Schedule 1.

     (c) As additional compensation for services hereunder, Goldfarb shall be entitled to bonuses, either in cash or in equity (ABonus@) in such amounts and on such terms and conditions as shall be agreed to by the Board and Goldfarb on the first anniversary of the date hereof.

     (d) Goldfarb shall, upon satisfaction of any eligibility requirements with respect thereto, be entitled to participate in all employee benefit plans of the Company, including without limitation those health, dental, accidental death and dismemberment, and long term disability plans, 401(k) plans, pension or profit-sharing plans, stock option plans, and similar benefits, of the Company now or hereafter in effect that are made available to executive officers of the Company and on the same terms as offered to other executive officers of the Company.

     (e) The Company shall maintain for Goldfarb the ASpecific Benefits@ summarized in Schedule 1, if any.

     (f) The Company will reimburse Goldfarb for reasonable business expenses incurred by Goldfarb in connection with the Employment in accordance with the Company=s then-current policies and IRS guidelines.

     (g) During the Employment Goldfarb shall be entitled to sick leave, holidays, and an annual vacation, all in accordance with the regular policy of the Company for its executives (but in no event less than the AMinimum Annual Vacation@ set forth in Schedule 1), during which time his compensation and benefits shall be paid or provided in full. Each such vacation shall be taken by Goldfarb at such times as may be mutually agreed upon by Goldfarb and the Company.

     4. Post-Employment Compensation and Benefits. Either party may terminate Goldfarb' Employment hereunder at anytime. In the event of any termination of the Employment, by the Company, by Goldfarb or by Goldfarb=s death, the Company and Goldfarb will have the following obligations concerning compensation and benefits.

     (a) Any amounts payable under Section 3 which shall have been earned but not yet paid, including without limitation vacation pay, shall be paid by the Company to Goldfarb.

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

     (b) If the Employment is terminated because of (i) the death of Goldfarb, or (ii) by the Company because of the inability of Goldfarb to perform his duties hereunder, by reason of physical or mental injury or illness, incapacitating him for a continuous period exceeding six months (excluding any leaves of absence approved by the Company), as determined by Goldfarb's eligibility to receive long term disability benefits under the Company's long term disability insurance policy as in effect from time to time (ADisability@), then the Company will pay to Goldfarb, or to Goldfarb=s heirs, assigns, successors-in-interest, or legal representatives) any and all salary, other benefits or incentive payments earned, accrued or provided to or by Goldfarb under this Agreement, or granted to Goldfarb by the officers and/or board of directors of the Company, through the date of Goldfarb=s death or disability and not already paid. In the event of such termination, any vesting of Goldfarb=s stock options will be in accordance with the Company=s stock option plan under which those options were granted, as they may be amended by the Board from time to time (the APlan@).

     (c) Except for termination under Section 4(b), if the Employment is terminated (i) by the Company other than for Cause as defined below, or (ii) by Goldfarb with Good Reason as defined below, then Goldfarb will be entitled to
(i) a severance payment in an amount equal to Goldfarb's Base Salary as of the Termination Date (excluding any reductions in Base salary giving rise to Good Reason) for the calendar year in which such termination occurs and (ii) continue as a participant in, or be provided benefits comparable to those of, the health insurance benefit plan specified under Section 3(c) for a period of six (6) months after the Termination Date, which period shall not count against any post-termination coverage period required by COBRA or other applicable law.

     (d) Other than as provided herein, after termination of the Employment, the Company shall not be obligated to make the payments, nor to provide the benefits, specified in Section 3.

     (e) After termination of the Employment for any reason, Goldfarb shall pay any amount or amounts then owed by Goldfarb to the Company.

     (f) ACause@ means either (i) the willful commission by Goldfarb of an act constituting a dishonest or other act of material misconduct, or conviction of a fraudulent act or a felony under the laws of any state or of the United States to which the Company or Goldfarb is subject, and such act results (or is intended to result directly or indirectly) in Goldfarb's substantial gain or personal enrichment to the material and demonstrable detriment of the Company; or (ii) the material breach by Goldfarb of any representation or covenant made herein, which breach is not cured within thirty (30) days following written notice thereof from the Company to Goldfarb; or (iii) the commission of repeated breaches of this Agreement by Goldfarb, which breach is not cured within thirty
(30) days following written notice thereof from the Company to Goldfarb.

     Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Goldfarb in good faith and in the best interests of the Company and thus shall not be deemed grounds for termination for Cause. (g) AGood Reason@ means the occurrence of any of the following, other than with Goldfarb=s prior written consent:

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

     (1) any diminution in Goldfarb' title, duties, responsibilities, authority, or status, or any removal of Goldfarb from, or any failure to reelect or to reappoint Goldfarb to, the office of Chief Executive Officer or Chairman of the Board of Directors of the Company;

     (2) a reduction by the Company in the amount of Goldfarb's Base Salary, or the failure of the Company to pay such Base Salary to Goldfarb at the time and in the manner specified in Section 3; or

     (3) the breach by the Company of any material provision of this Agreement, which breach is not cured within thirty (30) days following written notice thereof from Goldfarb to the Company.

     5. Confidential Information.

     (a) Goldfarb acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Goldfarb will not disclose, directly or indirectly, any of the Company=s confidential business information or confidential technical information to anyone without authorization from the Company=s management. Goldfarb will not use any of the Company=s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

     (b) Goldfarb will strictly adhere to any obligations that may be owed to former employers insofar as Goldfarb's use or disclosure of their confidential information is concerned. (c) Information will not be deemed part of the confidential information restricted by this Section 5 if Goldfarb can show that:
(i) the information was in Goldfarb= possession or within Goldfarb= knowledge before the Company disclosed it to Goldfarb; or (ii) the information was or became generally known to those who could take economic advantage of it; or
(iii) Goldfarb obtained the information from a party having the right to disclose it to Goldfarb without violation of any obligation to the Company, or
(iv) Goldfarb is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Goldfarb notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception.

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


     (d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Goldfarb during the Employment are the property of the Company. Upon termination of the Employment, whether or not for Cause, Goldfarb will immediately deliver to the Company all property of the Company which may still be in Goldfarb=s possession. Goldfarb will not remove or assist in removing such property from the Company=s premises other than for legitimate business purposes during the Employment or under any circumstances after termination thereof, except as authorized by the Company's management.

     (e) For a period of one (1) year after the date of termination of the Employment, Goldfarb will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such termination or at any time during such year following the time of such termination was an employee of the Company without the prior written consent of the Company.

     6. Ownership of Intellectual Property. The following provisions apply except to the extent expressly stated otherwise in Schedule 1.

     (a) The Company will be the sole owner of any and all of Goldfarb=s Inventions that are related to the Company=s business, as defined in more detail below.

     (b) For purposes of this Agreement, AInventions@ means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

     (c) An Invention is Arelated to the Company=s business@ (ACompany-Related Invention@) if it is made, conceived, or reduced to practice by Goldfarb (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Goldfarb was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Goldfarb for the Company; provided that the foregoing shall not apply to any Inventions made, conceived or reduced to practice by Goldfarb prior to commencement of the Employment.

     (d) Goldfarb will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions, including without limitation all AComputer Software@ (defined as all computer programs, associated documentation, and copies thereof) that is so related.

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

     (e) Goldfarb will assist the Company, at the Company=s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

     (f) To the extent that any Company-Related Invention is eligible under applicable law to be deemed a Awork made for hire,@ or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Goldfarb. In some jurisdictions, Goldfarb may have a right, title, or interest (ARight,@ including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-related Inventions that cannot be automatically owned by the Company. In that case, if applicable law permits Goldfarb to assign Goldfarb=s Right(s) in future Company-Related Inventions at this time, then Goldfarb hereby assigns any and all such Right(s) to the Company, without additional compensation to Goldfarb; if not, then Goldfarb agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Goldfarb.

     (g) To the extent that Goldfarb retains any so-called Amoral rights@ or similar rights in a Company-Related Invention as a matter of law, Goldfarb authorizes the Company or its designee to make any changes it desires to any part of that Company-Related Invention; to combine any such part with other materials; and to withhold Goldfarb=s identity in connection with any business operations relating to that Company-Related Invention; in any case without additional compensation to Goldfarb.

     7. Noncompetition. As a condition to, and in consideration of, the Company's entering into this Agreement, and giving Goldfarb access to certain confidential and proprietary information, which Goldfarb recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 7 as applied to Goldfarb and other employees similarly situated to Goldfarb, Goldfarb hereby agrees as follows:

     (a) During, and for Aa reasonable period of time@ after any termination of, the Employment, and within Aa reasonable territory,@ defined in Sections 7(b) and 7(c), Goldfarb will not for any reason, directly or indirectly, by any means or device, for himself or on behalf of or in conjunction with any person, partnership or corporation (i) compete with the Company in the development, operation or marketing of an Internet portal targeted to the Spanish or Portuguese speaking markets, (ii) solicit any customers of the Company to purchase the products or services which, as of the date of such termination, would compete directly with those which were offered by the Company or were actively under development and as to which the Company has expended significant sums in developing during the Employment or (iii) work on or develop, directly or indirectly, for any competitor of the Company any Internet sites or services similar to those developed or offered by the Company during Goldfarb=s Employment. The aforementioned period of time specified in this paragraph will be extended by the duration of any period when Goldfarb is committing any act prohibited by this Agreement.

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

     (b) As used in this Agreement, Aa reasonable period of time@ means one year, except as otherwise provided herein. If Goldfarb violates the covenants set forth in Section 7(a), and the Company brings an action for injunctive or other relief, the Company shall not be deprived of the benefit of the full reasonable period of time. Accordingly, the covenants set forth in the preceding paragraph shall be deemed to have a duration of the reasonable period of time specified by this Agreement, with such period commencing upon the later of (i) the termination of the Employment and (ii) if the Company brings a action to enforce the covenants contained in Section 7(a), the date of entry by a court of competent jurisdiction of a final judgment enforcing such covenants.

     (c) As used in this Agreement, Aa reasonable territory@, in view of the international nature of the markets in which the Company competes, means the United States of America and any foreign market in which the Company=s site operates or services are sold during the Employment or are reasonably foreseeable to be sold during the reasonable period of time.

     (d) The covenants set forth in Section 7(a) will accrue to the benefit of the Company, regardless of the reason(s) for the termination of the Employment.

     (e) Goldfarb acknowledges that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company=s legitimate business interests. Goldfarb acknowledges that the Company=s need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, marketing plans and similar confidential information; (ii) the fact that Goldfarb will be personally entrusted with the Company=s confidential and proprietary information; (iii) the fact that, after having access to the Company=s technology and other confidential information, Goldfarb could become a competitor of the Company; and (iv) the highly competitive nature of the Company=s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information.

     (f) Notwithstanding the foregoing, Goldfarb may acquire an ownership interest, directly or indirectly, of not more than 5% of the outstanding securities of any corporation which is engaged in a business competitive with the Company and which is listed on any recognized securities exchange or traded in the over the counter market in the United States; provided, that such investment is of a totally passive nature and does not involve Goldfarb devoting time to the management or operations of such corporation.

     8. Employee Handbooks, Etc. From time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements do not constitute a part of this Agreement.

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

     9. Legal Fees and Expenses. In the event of a lawsuit, arbitration, or other dispute-resolution proceeding brought by Goldfarb to enforce the terms of this Agreement, the Company shall reimburse Goldfarb on a monthly basis for the reasonable attorneys= fees and expenses incurred by him in such proceeding; provided, however, that in the event Goldfarb does not prevail in such dispute, he shall promptly refund to the Company any legal fees and expenses paid to him under the terms of this Section 9.

     10. Successors.

     (a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) Goldfarb and Goldfarb=s heirs and legal representatives, except that Goldfarb=s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

     (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, Athe Company@ shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11. Arbitration.

     (a) Except as set forth in paragraph (b) of this Section 11 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration. The arbitration shall take place before a single arbitrator who is mutually acceptable to Goldfarb and the Company, who will preferably but not necessarily be a lawyer but who shall have at least five years= experience in working in or with Internet companies; provided that if the parties cannot reasonably agree as to an arbitrator, each party shall select an independent arbitrator and such two arbitrators will determine the identity of a third arbitrator before whom the arbitration shall take place. Unless otherwise agreed by the parties, the arbitration shall take place in the city in which Goldfarb= principal office space is located at the time of the dispute or was located at the time of termination of the Employment (if applicable). The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

     (b) To protect Inventions, trade secrets, or other confidential information, and/or to enforce the noncompetition provisions of Section 7, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

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


     (c) At the request of either party, the arbitrator may take any interim measures s/he deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

     (d) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     12. Indemnification.

     (a) The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Employee's heirs, executors and administrators. The Company shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

     (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Employee under Section 15(a) that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.

     (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Employee to the fullest extent permitted by the Company's bylaws and applicable law.

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

     13. Mitigation. The Employee shall have no duty to mitigate the amount of any payment or benefit provided hereunder by seeking alternative or accepting employment following his termination of employment with the Company. To the extent that the Employee obtains or undertakes other employment during the period, no payments due hereunder shall be subject to reduction in respect of any compensation received from such employment or otherwise, nor shall such payments be subject to offset for any reason.

     14. Other Provisions.

     (a) Goldfarb represents that he has no obligations, contractual or otherwise, inconsistent with Goldfarb obligations set forth in this Agreement.

     (b) All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company. Notices to Goldfarb shall be delivered to Goldfarb in person or to Goldfarb's attorney as indicated in the Company=s records.

     (c) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

     (d) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

     (e) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

     (f) This Agreement will be governed and interpreted under the laws of the United States of America and of the State of Florida law as applied to contracts made and carried out in Florida by residents of Florida.

     (g) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

     (h) Termination of the Employment, with or without cause, will not affect the continued enforceability of this Agreement.

     (i) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

     (j) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

     This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Goldfarb acknowledges that he or she (i) has read and understood the entire Agreement; (ii) has received a copy of it
(iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed May ____, 2000 to be effective as of the Effective Date.

Fusion Networks Holdings, Inc.


By:________________________
     Signature

___________________________
Printed name

___________________________
Title


Employee

___________________________
Signature

                                   Schedule 1


Effective Date           Upon approval by the Board of Directors of the Company

Office / Position        President and Chief Executive Officer

Initial Salary           $225,000 per year

Signing Bonus            $25,000 to be paid upon execution of this Agreement

Minimum Annual Vacation  15 days per year

Specific Benefits        Goldfarb  shall be entitled to a grant of 1,000,000
                         five year stock options exercisable at the closing price of the Company's common stock on the Effective
                         Date. The options will vest 25% on each of the first three anniversaries of the Effective Date. The remaining 25%, or 250,000 options, will vest as follows: (i) 5%, or 50,000 options, will vest three months after the Effective Date, if, and only if, the Company's common stock closes at or above $5.00 per share on that date and the average closing price of the stock has been $5.00 or more for the 20 trading days ending on that date, (ii) an additional 5%, or 50,000 options, will vest six months after the Effective Date, if, and only if, the Company's common stock closes at or above $8.00 per share on that date and the average closing price of the stock has been $8.00 or more for the 20 trading days ending on that date, and (iii) the remaining 15%, or 150,000 options, will vest, in part or in whole, twelve months after the Effective
                         Date based on satisfaction of criteria established by the Board regarding achievement of business and performance criteria agreed to on or before the Effective Date.

Other                    None